Exhibit 99.1

News Release

Allin Corporation 381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	Telephone: (412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Record Year-End Earnings

Wednesday, February 28, 2007

For Release at 4:30 PM EST

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today reported results for the three months and twelve months ended December 31, 2006.

For the three-month and twelve-month periods ended December 31, 2006, revenue was $4.0 million and $19.0 million, respectively, compared to $3.7 million and $14.3 million for the three-month and twelve-month periods ended December 31, 2005, respectively. The Company recorded net income attributable to common shareholders in the amount of $336,000 ($0.03 per share - diluted) for the three-month period ended December 31, 2006 and $599,000 ($0.06 per share - diluted) for the twelve-month period ended the same date. The 2006 results compare with a net loss attributable to common shareholders of $979,000 ($0.13 per share) and $1.9 million ($0.26 per share) for the three-month and twelve-month periods ended December 31, 2005, respectively.

“We are very pleased to be able to report record earnings for the year,” stated Rich Talarico, Allin’s chief executive officer. “The results reflect strong growth in every revenue category. In particular, we experienced solid revenue growth in our travel and leisure and financial services vertical markets as well as more broadly in custom application development and services offered around the Microsoft Dynamics suite of products. The growth of the Company’s revenue from the travel and leisure industry reflects a rebound in ship orders by the Company’s interactive media clients. The release schedule for our existing clients is fairly strong over the next few years and, in the latter part of 2006, we added three new cruise line clients. The financial services sector is served primarily through our Boston office, which we acquired in July 2005. This office has done a good job of expanding both its client and revenue base since the acquisition. We believe that 2007 can be a strong year for the Company. The release schedule for Microsoft’s product line should drive services revenue and our backlog of signed business is strong in both the travel and leisure and the financial services vertical markets for the year. Barring an unforeseen turn in the economy, we are confident that we will be able to produce good revenue growth for 2007. Based on the sailing dates for new cruise vessels for which we have interactive media orders, we expect the first half, and especially the first quarter, to be the strongest part of the year.”

Total revenue increased $4.7 million or 33% comparing the full year ended December 31, 2006 with the year ended December 31, 2005. Consulting Services revenue increased $2.7 million or 24% comparing the full year periods ended December 31, 2006 and 2005. The increase in Consulting Services revenue was driven by business intelligence and custom application development using tools such as Microsoft .NET, Microsoft Business Scorecard Manager, Microsoft SQL Server 2005 and SharePoint as well as larger and more complex Microsoft Dynamics and CRM implementations and the inclusion of a full year of operations for the Boston office. Systems Integration revenue grew by $1.6 million or 143% comparing the full year 2006 with the full year 2005 due primarily to a rebound in new ship orders by the Company’s interactive media clients. Every new vessel that has been completed for an existing cruise line client has sailed with an Allin interactive media system aboard. Revenue from Information System Product Sales increased 20% to $1.3 million for the full year 2006 compared to the full year 2005 primarily due to an increase in sales of the Microsoft Dynamics suite of software.

Gross profit increased $2.4 million or 31% comparing the year ended December 31, 2006 with the year ended December 31, 2005. Total selling, general and administrative expenses increased $580,000 million or 6.6% comparing the full year 2006 with the full year 2005.

The net income attributable to common shareholders of $599,000 for the year ended December 31, 2006 was bolstered by the inclusion of a benefit from income tax in the amount of $990,000, which was attributable to a reduction in the valuation allowance against the Company’s deferred tax assets related to net operating losses. The change in the valuation allowance was made due to the strength of the Company’s 2006 results, the backlog of signed business that the Company has for 2007 and due in part to the new ship build schedule for the Company’s clients for 2008 and 2009. The benefit obtained from the reduction of the valuation allowance was offset to a certain degree by an increase in the dividends on the Company’s preferred stock of $361,000 comparing the year ended December 31, 2006 with the prior year.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies and was recently recognized as Microsoft’s East Region Partner of the Year. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to the safe harbors created thereby. These forward-looking statements are based on current expectations and projections about future events and financial trends. The words or phrases “believe,” “will,” “expect,” “should” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel, the integration of acquired businesses and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets in which the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended December 31, 2006 and 2005, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005	December 31, 2006	December 31, 2005
	Unaudited	Unaudited	Audited	Audited
Revenue

Consulting Services	$3,114	$3,197	$13,819	$11,160

Systems Integration	223	111	2,647	1,089

Information System Product Sales	410	169	1,262	1,048

Other Services	256	251	1,320	1,006

Total revenue	4,003	3,728	19,048	14,303

Cost of sales	2,005	1,683	8,730	6,427

Gross profit	1,998	2,045	10,318	7,876

Selling, general & administrative	2,196	2,162	9,012	7,851

Loss on impairment or disposal of assets	1	484	4	631

Depreciation & amortization	103	114	405	359

Total selling, general & administrative	2,300	2,760	9,421	8,841

(Loss) income from operations	(302)	(715)	897	(965)

Interest expense (income), net	4	(8)	14	(6)

(Benefit) from income taxes	(992)	0	(977)	(5)

Net income (loss)	686	(707)	1,860	(954)

Accretion and dividends on preferred stock	350	272	1,261	900

Net income (loss) attributable to common shareholders	$336	$(979)	$599	$(1,854)

Earnings (loss) per common share – basic	$0.04	$(0.13)	$0.08	$(0.26)

Earnings (loss) per common share – diluted	$0.03	$(0.13)	$0.06	$(0.26)

Weighted average shares outstanding – basic	7,809,327	7,467,339	7,553,539	7,185,147

Weighted average shares outstanding – diluted	12,272,545	7,467,339	12,017,383	7,185,147

	December 31, 2006	December 31, 2005
	Audited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$369	$1,531
Other Current Assets	5,577	3,805

Total Current Assets	5,946	5,336

Other Assets	7,302	5,027

Total Assets	$13,248	$10,363

Current Liabilities
Bank Line of Credit	-0-	-0-

Other Current Liabilities	4,848	6,084

Other Liabilities	3,357	57

Shareholder’s Equity	5,043	4,222

Total Liabilities and Shareholder’s Equity	$13,248	$10,363